Exhibit 3.1

GREENHUNTER ENERGY, INC.

CERTIFICATE OF CORRECTION

TO THE

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS,

RIGHTS, NUMBER OF SHARES AND PREFERENCES OF THE

10% SERIES C CUMULATIVE PREFERRED STOCK

(Pursuant to Section 103(f) of the General Corporation Law of the State of Delaware)

GreenHunter Energy, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), and acting pursuant to Section 103(f) thereof, does hereby certify:

1. The name of the corporation is GreenHunter Energy, Inc.

2. The Amended and Restated Certificate of Designations, Rights, Number of Shares and Preferences of 10% Series C Cumulative Preferred Stock (the “Certificate of Designations”) filed with the Secretary of State of Delaware on April 24, 2012 mistakenly indicated in paragraph (a) of Section 12 that the Common Share Conversion Consideration (as defined in such paragraph) is a number of shares of Common Stock, par value $0.001 per share, of the Company equal to the lesser of (i) the result of a specified calculation and (ii) $20.00. Such mistake is apparent on its face since “$20.00” is not a number of shares. The correct figure is “27.9329” and, accordingly, the Company is filing this Certificate of Correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

3. Paragraph (a) of Section 12 of the Certificate of Designations is hereby corrected by deleting the figure “$20.00” and inserting in its place the figure “27.9329.”

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction on behalf of the Corporation this 25th day of July 2012.

GREENHUNTER ENERGY, INC.

By:	/s/ Jonathan D. Hoopes
Name: Jonathan D. Hoopes
Title: President and Chief Operating Officer